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                                                                      Exhibit 12

                        Carpenter Technology Corporation
        Computations of Ratios of Earnings to Fixed Charges -- Unaudited
                         Five years ended June 30, 2001

                             (dollars in millions)



                                                  2001          2000          1999     1998/(b)/        1997
                                                 ------------------------------------------------------------
Fixed charges:
  Interest costs/(a)/                            $ 41.1        $ 39.4        $ 34.8       $ 31.2       $ 22.3

  Interest component of
   non-capitalized lease rental
   expense/(c)/                                     4.2           3.5           3.2          2.9          2.4
                                                 ------------------------------------------------------------
     Total fixed charges                         $ 45.3        $ 42.9        $ 38.0       $ 34.1       $ 24.7
                                                 ============================================================
Earnings as defined:
  Income before income taxes and
     cumulative effect of accounting
     change                                      $ 58.4        $ 79.9        $ 55.8       $136.9       $ 97.9

  Less Income from less-than-fifty-
     percent-owned entities, and add
     loss on sale of partial interest in
     less-than-fifty-percent owned
     entities                                       (.3)         (1.1)            -          3.4          1.2

  Fixed charges less interest
   capitalized                                     44.5          36.9          32.5         32.0         22.3

  Amortization of capitalized interest              2.5           2.8           2.0          1.9          1.9
                                                 ------------------------------------------------------------
   Earnings as defined                           $105.1        $118.5        $ 90.3       $174.2       $123.3
                                                 ------------------------------------------------------------
Ratio of earnings to fixed charges                 2.3x          2.8x          2.4x         5.1x         5.0x
                                                 ============================================================
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/(a)/ Includes amortization of debt discount and debt issue costs, and is before reduction for interest capitalized related to significant plant, equipment and software projects.

/(b)/ Excludes interest and earnings related to net assets held for sale.

/(c)/ One-third of rental expense which approximates the interest component of non-capitalized leases.